EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-203294 on Form S-3 of Vornado Realty L.P. of our report dated March 26, 2015 relating to the consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows of Toys “R” Us, Inc. and subsidiaries (the “Company”) for the fiscal year ended January 31, 2015 and the related financial statement schedule, incorporated by reference in this Amendment No. 1 to the combined Annual Report on Form 10-K of Vornado Realty Trust and Vornado Realty L.P. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

New York, New York

April 12, 2017